METHODE ELECTRONICS REVISES FISCAL 2013 REVENUE AND
EARNINGS PER SHARE GUIDANCE AND UPDATES
FISCAL YEARS 2014 AND 2015 REVENUE OUTLOOK

Chicago, IL - November 5, 2012 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced updated Fiscal Year 2013 revenue guidance in the range of $470 million to $500 million and earnings per share guidance in the range of $0.45 to $0.60. This compares to previous revenue guidance in the range of $495 to $525 million and earnings per share guidance in the range of $0.66 to $0.81. Guidance does not include income from the legal settlement previously announced on August 30, 2012.

The revised estimates reflect a customer-driven temporary launch delay of a significant new laundry program at the Company's TouchSensor business coupled with softening sales demand in its European Automotive operations due to weakening economic conditions in Europe. Neither of these factors impacted Methode's first-half Fiscal Year 2013 results.

President and CEO Donald W. Duda said, “The first phase of the laundry program we were awarded last year successfully launched last month. However, due to customer-driven delays, the remaining three phases of the launch are now expected to occur in the first quarter of Fiscal 2014. We anticipate this program to be at its full run rate in the second half of our Fiscal 2014.”

Mr. Duda continued, “While we have successfully launched a number of new platforms in our European Automotive operations, weakening sales demand in this segment will cause sales to be lower than we originally anticipated.”

Mr. Duda concluded, “Although we are disappointed that Fiscal 2013 revenue and earnings will not be as strong as we originally anticipated, we believe revenue this fiscal year will still improve and earnings per share will improve 105 percent to 173 percent over Fiscal 2012. Additionally, we anticipate growing revenues to $640 million and $720 million in our Fiscal Years 2014 and 2015, which is higher than our previous outlook.”

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

For Methode Electronics Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com